EXHIBIT 23(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Edison Control Corporation 1986 Stock Option Plan on Form S-8 of our report dated April 7, 1997, incorporated by reference in the Annual Report on Form 10-K of Edison Control Corporation for the year ended January 31, 1997 and the one-month transition period ended January 31, 1996.


/s/ Deloitte & Touche L.L.P.

Deloitte & Touche L.L.P.
Milwaukee, Wisconsin
July 1, 1997